Exhibit 99.1

First Wave BioPharma Announces Exercise of Warrants and Issuance of New Warrants in a Private Placement for $2.4 Million Gross Proceeds Priced At-the-Market

BOCA RATON, Fla., June 13, 2023 (GLOBE NEWSWIRE) -- First Wave BioPharma, Inc. ("First Wave BioPharma" or the “Company”) (NASDAQ: FWBI), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced it has entered into agreements with certain holders of its existing warrants exercisable for 1,681,667 shares of its common stock, in the aggregate, to exercise their warrants at a reduced exercise price of $1.15 per share, in exchange for new warrants as described below. The aggregate gross proceeds from the exercise of the existing warrants is expected to total approximately $2.4 million, before deducting financial advisory fees. The reduction in the exercise price of the existing warrants and the issuance of the new warrants was structured as an at-market transaction under Nasdaq rules.

Roth Capital Partners is acting as the Company’s financial advisor for this transaction.

The shares of common stock issuable upon exercise of the warrants are registered pursuant to a registration statement on Form S-1 (File No. 333-267423) which was declared by the Securities and Exchange Commission (SEC) on October 6, 2022 and a registration statement on Form S-3 (File No. 333-268660) which was declared effective by the SEC on December 8, 2022.

In consideration for the immediate exercise of the warrants for cash and the payment of $0.125 per share underlying the new warrants, the exercising holders will receive new warrants to purchase shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"). The new warrants will be exercisable into an aggregate of up to 3,363,354 shares of common stock, at an exercise price of $1.15 per share and have a term of exercise equal to five years. The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 10 days of the closing to register the resale of the shares of common stock underlying the new warrants issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple clinical stage programs built around its two proprietary technologies – the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients, and niclosamide, an oral small molecule with anti-inflammatory properties. First Wave is advancing two Phase 2 clinical programs built around adrulipase for the treatment of exocrine pancreatic insufficiency (FW-EPI) in patients with cystic fibrosis (CF) and chronic pancreatitis (CP). In developing adrulipase, First Wave is seeking to provide CF and CP patients with a safe and effective therapy to control EPI that is non-animal derived and offers the potential to dramatically reduce their daily pill burden. The company is also advancing multiple programs involving niclosamide, including FW-UP for ulcerative proctitis and ulcerative proctosigmoiditis, FW-UC for ulcerative colitis, and FW-CD for Crohn’s disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@firstwavebio.com

partnering@firstwavebio.com